Exhibit 99
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[PARAGON LOGO]                                                             NEWS
--------------------------------------------------------------------------------

FOR:                  PARAGON TECHNOLOGIES, INC.

CONTACTS:             Bill Johnson, CEO
                      610-252-3205
                      610-252-3102 (Fax)
                      www.paragontechnologiesinc.com



         PARAGON TECHNOLOGIES, INC. NAMES THEODORE W. MYERS CHAIRMAN OF THE BOARD OF DIRECTORS AND APPOINTS LEONARD S. YURKOVIC TO THE
                               BOARD OF DIRECTORS

EASTON, PA -- June 21, 2002 -- Paragon Technologies, Inc. (AMEX: PTG), a leading deliverer of "smart" materials handling solutions, including systems, technologies, products and services, today announced that the Board of Directors has approved the following changes. Theodore W. Myers has been named Chairman of the Board of Directors replacing Anthony W. Schweiger, and Leonard S. Yurkovic has been appointed to the Board of Directors. The Board of Directors increased the size of Paragon's board to eight and appointed Mr. Yurkovic to fill the vacancy created by that action.

Bill Johnson, President and Chief Executive Officer of Paragon Technologies, commented, "I am pleased that Len Yurkovic has returned to the Board of Directors. His many years of experience with the Company and knowledge of the materials handling industry will be an asset to our organization and our stockholders. Paragon appreciates the contributions made by Tony Schweiger during his tenure as Chairman of the Board, and we look forward to his continued efforts as Chairman of the Audit Committee. Also, I look forward to Ted Myers' leadership as Chairman of the Board and his active involvement in Paragon's success."

Theodore W. Myers was elected as a Director of the Company in 2002. Mr. Myers retired from Tucker Anthony Sutro, an investment banking firm, where he was First Vice President and Branch Manager of the Phillipsburg, New Jersey satellite office, where he served from 1991 to 2000. Prior to his employment with Tucker Anthony, he was a Vice President with Prudential Bache and Vice President/Manager of the Flemington, New Jersey office of Paine Webber from 1985 to 1991, and from 1977 to 1985, he was an Assistant Vice President with Thompson McKinnon Securities and Dean Witter Reynolds. After graduating from Fairleigh Dickinson University in 1966 with a B.S. in Marketing and Finance, he served in the Armed Forces during the Vietnam era and subsequently served as a National Bank Examiner for the Controller of the Currency until he joined Dean Witter Reynolds as an internal auditor in 1971.



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PARAGON TECHNOLOGIES / 2



Leonard S. Yurkovic retired from the Company as CEO and a member of the Board of Directors in 1999. Mr. Yurkovic started with the Company in 1979 as Vice President - Finance. Throughout the 1980s, Len was appointed to several executive-level positions at the Company, having been named President and Chief Operating Officer in 1985, Managing Director of European Operations in 1987, and then President and Chief Executive Officer in 1988. Prior to his tenure at the Company, Len was Division Controller at The Harris Corporation, Champlain, New York. A former lieutenant of the United States Navy, he graduated from Lehigh University with his M.B.A. in Finance and the United States Naval Academy with a B.S. in Engineering.


About Paragon Technologies

Paragon Technologies is a leader in integrating materials handling systems and creating automated solutions for material flow applications. Ermanco's branded conveyor technologies and materials handling solutions address the needs of the distribution, assembly, and manufacturing marketplace. SI Systems' branded technologies and materials handling solutions address unit assembly handling and order fulfillment applications. Paragon Technologies' Quality Management System at its Easton, Pennsylvania location is certified to the ISO 9001 standard. The scope of the Quality Management System governs the design, manufacture, assembly, installation, and servicing of automated materials handling and distribution systems. One of the top materials handling systems suppliers worldwide, Paragon's leading clients include the United States Postal Service, General Motors, IBM, BMG, Daimler Chrysler, Johnson & Johnson, Ford, Peterbilt, Harley-Davidson, Walgreens, and Clark Equipment.


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